As filed with the Securities and Exchange Commission on February 8, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MASIMO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	33-0368882
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

40 Parker Irvine, California	92618
(Address of Principal Executive Offices)	(Zip Code)

Masimo Retirement Savings Plan

(Full title of the plan)

Joe E. Kiani

Chief Executive Officer

40 Parker

Irvine, California 92618

(Name and address of agent for service)

(949) 297-7000

(Telephone number, including area code, of agent for service)

Copies to:

John F. Della Grotta

Paul, Hastings, Janofsky & Walker LLP

695 Town Center Drive, Suite 1700

Costa Mesa, CA 92626

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.001 per share	500,000 shares(3)	$31.18	$15,590,000	$612.69
Common Stock Rights (4)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Common Stock of Masimo Corporation (the “Registrant”) that may be offered or issued under the Masimo Retirement Savings Plan (the “401(k) Plan”), to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 401(k) Plan.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated based on $31.18 per share, the average of the high and low prices of Registrant’s Common Stock, as reported on the Nasdaq Global Market on February 5, 2008, a date within five business days prior to the filing of this Registration Statement.

(3)	Represents 500,000 shares of Common Stock authorized for issuance under the 401(k) Plan.

(4)	Comprised of associated rights to purchase shares of the Registrant’s Series A Junior Participating Preferred Stock, par value $0.001 per share (the “Preferred Share Purchase Rights”). The Preferred Share Purchase Rights are attached to shares of the Registrant’s Common Stock in accordance with the Rights Agreement, dated as of November 9, 2007, as amended from time to time, by and between the Registrant and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agreement”). The Preferred Share Purchase Rights are not exercisable until the occurrence of certain events specified in the Rights Agreement, are evidenced by the stock certificates representing the Common Stock and are transferable solely with the Common Stock. The value attributable to the Preferred Share Purchase Rights, if any, is reflected in the value of the Registrant’s Common Stock.

EXPLANATORY NOTE

This Registration Statement registers: (i) 500,000 shares of common stock, par value $0.001 per share (the “Common Stock”) of Masimo Corporation (the “Company”) purchased from time to time under the Masimo Retirement Savings Plan (the “401(k) Plan”) by the Trustee (as defined in the 401(k) Plan) with contributions made by the Company and its participating subsidiaries and with salary deferrals by participants who may elect to invest in the Company’s Common Stock Fund; and (ii) an indeterminate amount of plan interests issuable under the 401(k) Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION.

Not required to be filed with this Registration Statement.*

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Not required to be filed with this Registration Statement.*

*	The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of this Registration Statement will be sent or given to participants of the 401(k) Plan, as specified by Rule 428(b)(1) under the Securities Act. In accordance with the Note to Part I of Form S-8, such documents are not required to be, and are not, filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(a) The Registrant’s Prospectus dated August 7, 2007, filed pursuant to Rule 424(b) under the Securities Act, which relates to the Registrant’s Registration Statement on Form S-1 (File No. 333-142171), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007 filed with the Commission on September 20, 2007;

(c) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 29, 2007 filed with the Commission on November 1, 2007;

(d) The Registrant’s Current Report on Form 8-K filed with the Commission on September 19, 2007;

(e) The Registrant’s Current Report on Form 8-K filed with the Commission on October 30, 2007;

(f) The Registrant’s Current Report on Form 8-K filed with the Commission on November 9, 2007;

(g) The Registrant’s Current Report on Form 8-K filed with the Commission on December 13, 2007;

(h) The Registrant’s Current Report on Form 8-K filed with the Commission on January 17, 2008;

(i) The Registrant’s Current Report on Form 8-K filed with the Commission on January 22, 2008;

(j) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on August 3, 2007 (File No. 001-33642), pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description; and

(k) The description of the Registrant’s Series A Junior Participating Preferred Stock contained in the Registrant’s Registration Statement on Form 8-A filed on November 9, 2007 (File No. 001-33642), pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all annual reports of the 401(k) Plan subsequently filed by the 401(k) Plan pursuant to Section 13(a) or 15(d) of the Exchange Act, and all other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such reports and documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. The Registrant has not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

You may contact the Registrant in writing or orally to request copies of the above-referenced filings, without charge (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated into this Registration Statement). Requests for such information should be directed to:

Masimo Corporation

Attn: Corporate Secretary

40 Parker

Irvine, California 92618

(949) 297-7000

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such officer or director has actually and reasonably incurred. The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide for the indemnification of the Registrant’s directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

The Registrant’s amended and restated bylaws provide that expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery to the Registrant of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the Registrant has entered into indemnity agreements with each of its directors and executive officers that require the Registrant to indemnify such persons against any and all expenses including attorneys’, witness or other professional fees and related disbursements and other out-of-pocket costs incurred by such director or officer in connection with the investigation, defense or appeal of a proceeding or establishing or enforcing a right to indemnification under the indemnity agreements, Delaware General Corporation Law or otherwise, and amounts paid in settlement by or on behalf of such director or officer, but will not include any judgments, fines or penalties actually levied against such director or officer for such individual’s violations of law. Proceedings that are covered by the indemnity agreements include any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding (including an action by or in the Registrant’s right), and whether civil, criminal, administrative or investigative in nature to which such director or officer is, was or at any time will be involved as a party, or is threatened to be made a party, by reason of the fact: (i) that such director or officer is or was a director or officer; (ii) that any action taken by such director or officer or of any action on such individual’s part while acting as our director, officer, employee or agent; or (iii) that such director or officer is or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses may be provided under the indemnity agreements.

Such additional indemnity is not available, however, with respect to: (i) remuneration paid to such director or officer, if it is determined by final judgment that such remuneration was in violation of law (and, in this respect, both the Registrant and such individual have been advised that the Commission believes that indemnification for liabilities arising under the federal securities laws is against public policy and is, therefore, unenforceable and that claims for indemnification should be submitted to appropriate courts for adjudication); (ii) a final judgment rendered against such director or officer for an accounting, disgorgement or repayment of profits made from the purchase or sale by such individual of securities of the Registrant against such individual or in connection with a settlement by or on behalf of such individual to the extent it is acknowledged by him or her and the Registrant that such amount paid in settlement resulted from the individual’s conduct from which the individual received monetary personal profit, pursuant to the provisions of Section 16(b) of the Exchange Act or other provisions of any federal, state or local statute or rules and regulations thereunder; (iii) a final judgment that such director or officer’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct (but only to the extent of such specific determination); or (iv) on account of conduct that is established by a final judgment as constituting a breach of such director or officer’s duty of loyalty to the Registrant or resulting in any personal profit or advantage to which such individual is not legally entitled. Nor do the indemnity agreements provide for additional indemnity with respect to proceedings or claims initiated or brought by such director or officer against the Registrant or its directors, officers, employees or other agents, except with respect to proceedings brought to enforce a right to indemnification under the indemnity agreements or with respect to a proceeding initiated by the director or officer that was either approved by the Registrant’s board of directors or required by applicable law. The indemnity agreements do not obligate the Registrant to pay for any amounts paid in settlement of a proceeding effected without the Registrant’s written consent. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The Registrant has an insurance policy covering its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

Exhibit Number	Description

4.1(1)	Specimen Common Stock certificate. (Exhibit 4.1)

4.2(1)	Amended and Restated Certificate of Incorporation. (Exhibit 3.2)

4.3(1)	Amended and Restated Bylaws. (Exhibit 3.4)

4.4(1)	Fifth Amended and Restated Registration Rights Agreement made and entered into as of September 14, 1999 between the Registrant and certain of its stockholders. (Exhibit 4.2)

4.5(2)	Rights Agreement, dated November 9, 2007, between the Company and Computershare Trust Company, N.A., as Rights Agent. (Exhibit 4.1)

4.6(2)	Certificate of Designation of Series A Junior Participating Preferred Stock. (Exhibit 3.1)

4.7	Masimo Retirement Savings Plan.

5.1	The use of original issuance securities under this Registration Statement is not contemplated. If original issuance securities are hereafter offered and sold, an opinion of counsel will be filed by amendment. In lieu of the opinion of counsel concerning compliance with the requirements of ERISA or an Internal Revenue Service determination letter that the Masimo Retirement Savings Plan (the “401(k) Plan”) is qualified under Section 401 of the Internal Revenue Code, as contemplated under Item 601(b)(5) of Regulation S-K, the Registrant hereby confirms that it will submit the 401(k) Plan and any amendments thereto to the Internal Revenue Service in a timely manner and has made or will make all changes required by the Internal Revenue Service in order to qualify the 401(k) Plan under Section 401 of the Internal Revenue Code.

23.1	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney. Reference is made to the signature page of this Registration Statement on Form S-8.

(1)	Incorporated by reference to the exhibits to the Registrant’s Registration Statement on Form S-1 (File No. 333-14217), originally filed on April 17, 2007. The number given in parenthesis indicates the corresponding exhibit number in such Form S-1.

(2)	Incorporated by reference to the exhibits to the Registrant’s Current Report on Form 8-K, filed on November 9, 2007. The number given in parenthesis indicates the corresponding exhibit number in such Form 8-K.

ITEM 9.	UNDERTAKINGS.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that:

(A) paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on February 8, 2008.

MASIMO CORPORATION

By:	/s/ Joe E. Kiani
Joe E. Kiani
Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joe E. Kiani, Mark P. de Raad and Christopher Kilpatrick, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE(S)	DATE

/s/ Joe E. Kiani Joe E. Kiani	Chief Executive Officer & Chairman of the Board (Principal Executive Officer)	February 8, 2008

/s/ Mark P. de Raad Mark P. de Raad	Executive Vice President & Chief Financial Officer (Principal Financial and Accounting Officer)	February 8, 2008

/s/ Steven Barker, M.D., Ph.D. Steven Barker, M.D., Ph.D.	Director	February 8, 2008

/s/ Edward L. Cahill Edward L. Cahill	Director	February 8, 2008

/s/ Robert Coleman, Ph.D. Robert Coleman, Ph.D.	Director	February 8, 2008

Sanford Fitch	Director

Jack Lasersohn	Director

The Masimo Retirement Savings Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on February 8, 2008.

MASIMO RETIREMENT SAVINGS PLAN

BY: MASIMO CORPORATION (As Plan Administrator)

By:	/s/ Joe E. Kiani
Joe E. Kiani
Chief Executive Officer and Chairman of the Board of Directors

EXHIBIT INDEX

Exhibit Number	Description

4.1(1)	Specimen Common Stock certificate. (Exhibit 4.1)

4.2(1)	Amended and Restated Certificate of Incorporation. (Exhibit 3.2)

4.3(1)	Amended and Restated Bylaws. (Exhibit 3.4)

4.4(1)	Fifth Amended and Restated Registration Rights Agreement made and entered into as of September 14, 1999 between the Registrant and certain of its stockholders. (Exhibit 4.2)

4.5(2)	Rights Agreement, dated November 9, 2007, between the Company and Computershare Trust Company, N.A., as Rights Agent. (Exhibit 4.1)

4.6(2)	Certificate of Designation of Series A Junior Participating Preferred Stock. (Exhibit 3.1)

4.7	Masimo Retirement Savings Plan.

5.1	The use of original issuance securities under this Registration Statement is not contemplated. If original issuance securities are hereafter offered and sold, an opinion of counsel will be filed by amendment. In lieu of the opinion of counsel concerning compliance with the requirements of ERISA or an Internal Revenue Service determination letter that the Masimo Retirement Savings Plan (the “401(k) Plan”) is qualified under Section 401 of the Internal Revenue Code, as contemplated under Item 601(b)(5) of Regulation S-K, the Registrant hereby confirms that it will submit the 401(k) Plan and any amendments thereto to the Internal Revenue Service in a timely manner and has made or will make all changes required by the Internal Revenue Service in order to qualify the 401(k) Plan under Section 401 of the Internal Revenue Code.

23.1	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney. Reference is made to the signature page of this Registration Statement on Form S-8.

(1)	Incorporated by reference to the exhibits to the Registrant’s Registration Statement on Form S-1 (File No. 333-14217), originally filed on April 17, 2007. The number given in parenthesis indicates the corresponding exhibit number in such Form S-1.

(2)	Incorporated by reference to the exhibits to the Registrant’s Current Report on Form 8-K, filed on November 9, 2007. The number given in parenthesis indicates the corresponding exhibit number in such Form 8-K.